                                                                     EXHIBIT 3.1

[SEAL]

                          CERTIFICATE OF INCORPORATION

                                       OF

                               RBS HOLDINGS, INC.

          FIRST: The name of the corporation (hereinafter sometimes referred to as the "Corporation") is:

                               RBS HOLDINGS, INC.

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The aggregate number of all classes of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, par value of $0.01 per share (the "Common Stock").

          FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

                1. DIVIDENDS. The holders of the Common Stock shall be entitled in the payment of dividends when and as declared by the board of directors of the Corporation (the "Board") out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

                2. LIQUIDATION, DISSOLUTION OR WINDING UP. Subject to the rights of any holders of any class of preferred stock which may from time-to-time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

                3. VOTING. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

          At all times, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

          SIXTH: The name and address of the Incorporator is as follows:

                Eleanor R. Horsley
                Latham & Walkins
                555 Eleventh Street, NW
                Suite 1000
                Washington, D.C. 20004

          SEVENTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation subject to any limitations contained therein.

          EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transactions from which the director derived an improper personal benefit.

          NINTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware. All rights conferred upon stockholders herein are granted subject to this reservation.

          ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

                I, THE UNDERSIGNED, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of September, 2002.

                                               /s/ Eleanor R. Horsley
                                               --------------------------
                                               Eleanor R. Horsley
                                               Incorporator

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               RBS HOLDINGS, INC.

          Pursuant to Section 241 of the General Corporation Law of the State of Delaware, RBS Holdings, Inc. (the "Corporation"), a Delaware corporation, hereby certifies that:

          1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST and inserting in lieu thereof a new Article FIRST to read as follows:

                      FIRST: The name of the corporation (hereinafter sometimes referred to as the "Corporation") is:

                      REXNORD CORPORATION

          2. The directors of the Corporation, by unanimous written consent approved the foregoing amendment; and

          3. The Corporation has not received payment for any of its stock and the foregoing amendment has been duly adopted by unanimous written consent of the directors of the Corporation, pursuant to
                Section 241 of the Delaware General Corporation Law permitting such action to be taken.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SEAL]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by Praveen Jeyarajah, its Vice President on this 21st day of November, 2002.

                          RBS Holdings, Inc.


                          By:  /s/ Praveen Jeyarajah
                             -----------------------------
                          Name:  Praveen Jeyarajah
                          Title: Vice President

                                       4